SUBTRANSFER AGENCY AGREEMENT

                  AGREEMENT made as of the 22nd day of June, 1994 by and between Franklin Templeton Investor Services, Inc. ("Transfer Agent"), a California corporation with its principal office at 777 Mariners Island Boulevard, San Mateo, California, 94404, and The Shareholder Services Group, Inc. ("TSSG"), a Massachusetts corporation with its principal office at 53 State Street, Boston, Massachusetts 02109.

                                  WITNESSETH:

                  WHEREAS, Transfer Agent serves as transfer agent for the Franklin/Templeton Group of Funds listed on Exhibit A (the "Funds"), which are open-end, management investment companies registered under the Investment Company Act of 1940, as amended (the "Act");

                  WHEREAS, TSSG provides the following services for a number of defined contribution plans ("Benefit Plans"): (a) recordkeeping, (b) employee communications, (c) trustee/custodial and (d) ancillary administrative services;

                  WHEREAS, Transfer Agent desires that TSSG serve as subtransfer agent to receive and transmit as agent of the Funds instructions and confirmations regarding the purchase and redemption of shares of the Funds by Benefit Plans;

                  WHEREAS, Transfer Agent agrees to arrange for reimbursement from the Funds to TSSG in the amount of $4.50 per Benefit Plan participant account, plus arrange for reimbursement from the Funds for certain out-of-pocket expenses, in connection with providing such services;

                  NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

         1. APPOINTMENT OF TSSG. Transfer Agent hereby appoints TSSG as subtransfer agent with respect to shares of the Funds purchased and held by the Benefit Plans, and TSSG accepts such appointment, on the terms set forth herein. Transfer Agent or its designee will furnish TSSG, for the Funds, with (1) confirmed net asset value information at the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the "Close of Trading") on each business day that the New York Stock Exchange is open for business (each a "Business Day"), and (2) dividend and capital gains information as it arises. Transfer Agent shall use its best efforts to provide such information to TSSG by 6:30 p.m. New York times each Business Day. As subtransfer agent for the Funds, TSSG shall on behalf of the Transfer Agent and as agent for the Funds: (a) receive from the Benefit Plans for acceptance as of the Close of Trading on each Business Day (based upon the Benefit Plans' receipt of instructions from participants of the Benefit Plans prior to the Closing of Trading on such Business Days): (i) orders for the purchase of shares of the Funds, and (ii) redemption requests and redemption directions with respect to shares of the Funds held by the Benefit Plans ("Instructions"), and (b) upon acceptance of any such Instructions, communicate such acceptance to the Benefit Plans (a "Confirmation").

                  TSSG and Transfer Agent shall cooperate to enable the Funds and their principal underwriter, Franklin/Templeton Distributors, Inc., via telecopier or other means as the parties may agree, to receive Instructions by a time no later than 7:00 a.m. and deliver Confirmations no later than 10:00 a.m. (in each case, New York Time) on each next following Business Day; provided, however, that such Instructions will be deemed received on behalf of the Funds by TSSG as agent for the Funds as of the Close of Trading on such previous Business Day. TSSG or the Transfer Agent will wire payments, or arrange for payments to be wired, for either purchase or redemption orders, in immediately available funds, to a designated account, no later than 1:00 p.m. New York time on the same Business Day the purchase or redemption orders are communicated to the Transfer Agent.

         2. MAINTENANCE/ACCESS TO RECORDS. TSSG shall maintain and preserve separate records for the Benefit Plans as required by the terms of its administrative services agreement between TSSG and the Benefit Plans. Such records shall reflect shares purchased and redeemed, including the date and price for all transactions, and account balances.

                  TSSG agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services, and will otherwise comply with all law, rules and regulations applicable to the services. Upon the request of Transfer Agent or the Funds, TSSG shall provide copies of all the historical records relating to transactions involving the Funds and the Benefit Plans, in each case as may reasonably be requested to enable the Transfer Agent, or successor transfer agent, or the Funds or any other designated entity, to monitor and review the service, to maintain proper operation of the Funds, or to comply with a request of a governmental body, or a self-regulatory organization. TSSG further agrees to permit the Transfer Agent or any duly designated representative to have reasonable access to TSSG's personnel and records to monitor and review the service.

         3. REPRESENTATIONS OF TSSG. TSSG represents that:

               (a) it has full power and authority to enter into and perform this Agreement;

               (b) it is registered as a transfer agent, and will remain
                   registered, pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act");

               (c) the arrangements provided for in this Agreement will be disclosed to the Benefit Plans through its representatives;
                   and

               (d) it will promptly notify Transfer Agent in the event that TSSG is for any reason unable to perform any of its obligations under this Agreement.

         4. REPRESENTATIONS OF TRANSFER AGENT. Transfer Agent represents that:

               (a) it has full power and authority to enter into and  perform this Agreement and is duly authorized to appoint TSSG as subtransfer agent for the Funds;

               (b) it is registered as a transfer agent pursuant to Section 17A of the 1934 Act; and

               (c) it will promptly notify TSSG in the event that it is for any reason unable to perform any of its obligations under this Agreement;

               (d) it will provide TSSG with the number of Fund prospectuses, proxy materials, quarterly, semi-annual and annual reports and other Fund communications with respect to each Fund as TSSG may reasonably request to disseminate to Benefit Plan participants who purchase shares of the Funds. The Funds will reimburse TSSG for actual postage expenses incurred by TSSG in mailing such materials, provided that these expenses, clearly documented in an invoice format, are fully agreed to by Transfer Agent and TSSG.

         5. CONFIDENTIALITY: SECURITY. Transfer Agent: (a) shall keep confidential by using the same care and discretion it uses with respect to its own confidential property and trade secrets, (b) shall not without the express prior written consent of TSSG (which shall be deemed given hereby with respect to the Funds and their representatives including Transfer Agent or a successor thereto, to the extent necessary or appropriate for the proper operation of the Funds or to monitor the service of the Transfer Agent, and to any governmental body or self-regulatory organization, to the extent required to comply with legal requirements and lawful requests) make or permit disclosure of, and (c) shall cause others to which it makes permitted disclosure to keep confidential:
(i) all proprietary data, software, processes, information and documentation provided by TSSG or relating to the Benefit Plans (including the identity of the Benefit Plans and information regarding Participants) ("Proprietary Information") and (ii) the existence and provisions of this Agreement. Each party acknowledges that it is its own responsibility to assure that only its authorized persons utilize its respective internal systems on its behalf; provided, however, that each party shall only be liable hereunder for use of its system by unauthorized persons who have obtained access thereto as a result of the bad faith or willful misconduct of such party or any of its officers or employees.

         6. WARRANTIES: LIABILITY FOR DATA TRANSMISSION. Notwithstanding anything else in this Agreement to the contrary, TSSG shall have no liability to Transfer Agent for any losses, damages, injuries, claims, cost or expenses arising as a result of a delay, omission or error in the transmission of an Instruction or Confirmation or for machine or computer breakdown or malfunction, interruption or malfunction of communication facilities, labor difficulties or any other similar or dissimilar acts of God except where such loss arises as the result of TSSG's negligence or willful misconduct. TSSG shall assume responsibility for any loss to the Transfer Agent or to the Funds caused by a cancellation or correction made subsequent to the date as of which an order or Instruction has been placed, and TSSG will immediately pay such loss to the Transfer Agent or the Funds upon notification in which latter event TSSG shall indemnify and hold Transfer Agent and the Funds harmless against any and all liability which Transfer Agent or the Fund incurs due to an error or omission by TSSG in the performance of its services hereunder. This provision is not intended to provide benefits to anyone other than the Funds (and their agents) not a party to the Agreement. Transfer Agent shall indemnify and hold TSSG harmless against any and all liability, loss, damages, costs or expenses which TSSG has incurred from the effective date of this Agreement or which TSSG may incur, suffer, or be required to pay due to (1) the Funds' incorrect calculation of the daily net asset value, dividend rate, or capital gains distribution rate; or, (2) incorrect reporting of the daily net asset value, dividend rate, or capital gain distribution rate. Any gain to TSSG, or the Benefit Plans, attributable to the incorrect calculation or reporting of the daily net asset value shall be immediately returned to the Funds. TSSG agrees to make a reasonable effort to recover from the Benefit Plans or Benefit Plans' participants any material losses incurred by Transfer Agent or the Funds as a result of the foregoing.

         7. VERIFICATION AND INSURANCE. Each such party shall notify the other of any errors or omissions in any information including the net asset value and distribution information set forth in paragraph 1 above, and interruptions in, or delay or unavailability of, the means of transmittal of any such information as promptly as possible. TSSG agrees to maintain reasonable Errors and Omissions insurance coverage commensurate with its responsibilities under this Agreement.

         8. NATURE OF RELATIONSHIP. Transfer Agent, the Funds, or their affiliates may upon inquiry of clients and client prospects inform them of the existence of this Agreement and the general terms thereof. Neither TSSG nor any of it employees or agents are authorized to make any representation concerning the shares of the Funds, without prior written consent, except those contained in the then current Prospectus and Statement of Additional Information, and in current printed sales literature of the Funds, copies of which will be supplied to TSSG upon request; and TSSG shall have no authority to act as agent for the Funds or for the Transfer Agent except where necessary to perform the services under this Agreement.

         9. INDEMNIFICATION. Except with respect to matters excluded from liability pursuant to paragraph 5 or 6 hereof or this paragraph 9, each of Transfer Agent and TSSG (an "Indemnitor") shall indemnify and hold harmless the other and its respective employees, officers, directors, partners, trustees, shareholders and agents ("Indemnities"), against any claims or liabilities suffered by all or any of such Indemnities to the extent arising out of any act of commission or omission by the Indemnitor relating to this Agreement or the services rendered hereunder, including reasonable legal fees and other out-of-pocket costs of investigating or defending against any such claim or liability.

         10. NON-EXCLUSIVITY. Transfer Agent acknowledges and agrees that TSSG may enter into agreements similar to this Agreement with organizations other than Transfer Agent which also serve as transfer agents for mutual funds. TSSG acknowledges and agrees that, nothing contained herein shall prohibit Transfer Agent or any affiliate of Transfer Agent from providing administrative, subaccounting or recordkeeping services to any employee benefit plan or from soliciting any such plan or sponsor thereof to enter into any arrangement with Transfer Agent or any affiliate of Transfer Agent for such services.

         11. TERM OF AGREEMENT. This Agreement shall become effective as of the date first set forth above. This Agreement may be terminated at any time by either party upon ninety days written notice to the other party. Notwithstanding the foregoing, this Agreement shall be terminated immediately upon either (i) a material breach by either party not cured within 30 days after notice from the other, or (ii) upon termination of services from either party to the Benefit Plans, failure to terminate for any cause shall not constitute a waiver of any right to terminate at a later date for any such cause. Upon the termination of this Agreement for any reason, Transfer Agent shall return to TSSG all copies of all Proprietary Information which are in the possession or control of Transfer Agent or any party, including, without limitation, affiliates of Transfer Agent, to which Transfer Agent distributed such Proprietary Information. The provisions of paragraph 9 and this paragraph 11 shall survive any termination of this Agreement.

         12. NOTICES. All notices and other communications hereunder shall be in writing and shall be hand delivered or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

         If to TSSG:

                  53 State Street
                  Boston, MA 02109
                  Attention:   President

         If to Transfer Agent:

                  777 Mariners Island Boulevard
                  San Mateo, CA 94404
                  Attention:   Frank J. Isola

         13. AMENDMENT. ASSIGNMENT AND OTHER MATTERS. This Agreement may not be amended except by a writing signed by both parties. This Agreement shall not be assigned by either party without the written consent of the other party, which consent shall not unreasonably be withheld or delayed; provided, however that such limitation shall not apply should Transfer Agent cease to be transfer agent for the Funds and the successor Transfer Agent for the Funds is willing to assume Transfer Agent's responsibilities hereunder. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

         14. Arbitration. Any controversy arising out of, or relating to, this Agreement or the breach thereof, shall be settled by arbitration in San Mateo, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise agreed, any arbitration hereunder shall be heard by a three-member board of arbitration, with each party hereto selecting an independent arbitrator within 30 days following a notice to arbitrate under this Agreement. If a party fails to select an arbitrator within such time period, the other party may select such arbitrator. The two arbitrators selected above shall select within 30 days after their appointment a third arbitrator. A decision of a majority of arbitrators shall be final and binding upon the parties participating in the arbitration.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

FRANKLIN/TEMPLETON INVESTOR SERVICES, INC.

By:/s/FRANK ISOLA                                By: /s/NANCY HESSEL
   ---------------------------------------          ---------------------------
Name:  FRANK ISOLA                               Name:  NANCY HESSEL
Title:  PRESIDENT                                Title: VICE PRESIDENT



THE SHAREHOLDER SERVICES GROUP, INC.

By:/s/THOMAS J. KAROL                             By:/s/R.J. MONTGOMERY WILSON
   ---------------------------------------           --------------------------
Name: THOMAS J. KAROL                             Name: R.J. MONTGOMERY WILSON
Title:  VICE PRESIDENT                            Title:  DIRECTOR







PAGE


                                    EXHIBIT A

                            FRANKLIN/TEMPLETON FUNDS
                PARTICIPATING IN SUBTRANSFER AGENCY ARRANGEMENTS
                                    WITH TSSG

          Franklin Adjustable Rate Securities Fund
          Franklin Adjustable U.S. Government Securities Fund
          Franklin's Age High Income Fund
          Franklin Balance Sheet Investment Fund
          Franklin California Growth Fund
          Franklin Convertible Securities Fund
          Franklin Custodian Funds-DynaTech Series
          Franklin Custodian Funds-Growth Series
          Franklin Custodian Funds-Income Series
          Franklin Custodian Funds-U.S. Government Securities Series Franklin Custodian Funds-Utilities Series
          Franklin Equity Fund Franklin Equity Income Fund
          Franklin Global Government Income Fund
          Franklin Global Health Care Fund
          Franklin Global Utilities Fund
          Franklin Gold Fund
          Franklin International Equity Fund
          Franklin Investment Grade Income Fund
          Franklin Pacific Growth Fund
          Franklin Premier Return Fund
          Franklin Real Estate Securities Fund
          Franklin Rising Dividends Fund
          Franklin Short-Intermediate U.S. Government Securities Fund Franklin Small Cap Growth Fund
          Franklin/Templeton German Government Bond Fund
          Templeton Developing Markets Trust
          Templeton Foreign Fund
          Templeton Global Infrastructure Fund
          Templeton Global Opportunities Trust
          Templeton Global Rising Dividends Fund
          Templeton Growth Fund, Inc.
          Templeton Income Fund
          Templeton Real Estate Securities Fund
          Templeton Smaller Companies Growth Fund, Inc.
          Templeton World Fund